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                                 EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-38384, 33-3456, 33-11317, 2-70291, 33-56042, 33-
57163, 333-00333, 333-21815, 333-47369, 333-68969, and 333-82935) of
Symmetricom, Inc. of our report dated November 30, 1999 relating to the statement of tangible assets sold and liabilities assumed as of September 30, 1999 and the related statements of net sales, cost of sales and direct operating expenses for the years ended October 31, 1998, 1997 and 1996 of Hewlett-Packard Company Communications Synchronization Business which appears in the Current Report on Form 8-K/A of Symmetricom, Inc.'s Form 8-K originally filed on October 14, 1999.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Jose, California
December 10, 1999